    Exhibit 99.1

Tianli Provides Business Updates and Guidance

-- COMPANY EXPECTS 2011 REVENUE AND NET INCOME IN THE RANGE OF $28.5 – $29.5 MILLION AND $8.2 - $8.8 MILLION, RESPECTIVELY AND $0.81 TO $0.87 IN EPS -- Q4 RESULTS IMPACTED BY CONTAMINATED FEED SUPPLY. CONTAMINATED FOOD WAS QUICKLY MITIGATED BY TIANLI'S MONITORING PROCEDURES.

WUHAN CITY, China , Dec. 16, 2011 /PRNewswire-Asia/ -- Tianli Agritech, Inc. (NASDAQ: OINK - News) ("Tianli" or "the Company"), a leading producer of breeder hogs and market hogs based in Wuhan City, China , provided financial and operational updates.

Full Year 2011 Guidance

Based on sales through December 15, 2011 , management expects full year results as follows:

Revenue:	$28.5 - $29.5 million
Net Income:	$8.2 - $8.8 million
EPS:	$0.81 - $0.87

Revenues include the sales of breeder hogs, meat hogs and sales from the Company's on-going retail operations in cooperation with An-Puluo Foods whereby the Company sells refrigerated pork products to 45 supermarkets in greater Wuhan , including Wal-Mart and other major retailers.

"We have seen our sales trend nicely throughout the year. A combination of higher hog prices and an increase in the number of Tianli breeders and market hogs sold have produced impressive year over year growth for our Company," began Ms. Hanying Li , Chairwoman and CEO of Tianli. "Retail sales and profits have added to our revenue and earnings streams as anticipated and we expect this segment of our business to grow meaningfully in 2012 as we introduce our Black Hog meat into our sales channels.  We are excited at our growth prospects in 2012 and producing continued returns to shareholders."

Tianli expects to report its fourth quarter and full year 2011 results in March 2012 . The Company will provide additional details regarding its operations and financial outlook in coordination with the Company's earnings release and conference call.

Business Updates

In late November, the Company and a number of other farms in greater Wuhan received a shipment of tainted corn feed containing a mycotoxin mold.  A number of hogs that consumed this feed were infected with the mold, which caused porcine diarrhea. Approximately 10,000 of Tianli's hogs, consisting of a mix of sows, feeder pigs, and piglets, with the majority being piglets, exhibited signs of the infection.  A number of the infected hogs were disposed of while others were treated and are recovering. All of the infected hogs have been removed from the general population of hogs and currently, there are no other hogs exhibiting similar symptoms. The Company continues monitoring and tracking the health of its hogs on a daily basis.

This was Tianli's first purchase of corn sourced from the center of China and upon discovering the mold, the Company took immediate actions to isolate and contain the impact.  Historically, Tianli has relied upon corn from Northeast China for its corn feed and it will strictly enforce this policy for the foreseeable future.

"We have taken all the steps necessary to eliminate the threat posed by this shipment of tainted corn. Our managers and staff are always on guard against infected feedstocks and other contaminants and we regularly inspect all shipments and take all necessary precautions to avoid damage from infected supplies" said Chairwoman Li CEO of Tianli. "While we employ the highest health standards across our entire operations, it is impossible to prevent all contaminations.  Because we constantly monitor the health of our animals we were able to quickly contain the effects of this incident.  The additional costs and lost revenues from the infected hogs will have a short-term impact on our operations and our financials. However, we will quickly replace the lost hogs and return to full production levels."

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and the development of a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit http://www.tianli-china.com/.

Forward-Looking   Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:
Tianli Agritech, Inc.
Mr. Simon Guo
Vice President and US Representative
Phone:+1-347-343-0580
Email: simon@tianli-china.com

Investor Relations
Scott Powell ,
MZ Group, SVP
Phone: +1-212-301-7130
Email: scott.powell@hcinternational.net
Web: http://www.mz-ir.com